Exhibit 99.1

During the week of July 16th, Drone USA’s Subsidiary Howco Distributing Co. during the was awarded 146 contracts from the Army, Navy and Defense Logistics Agency (DLA) totaling $1,016,377

WEST HAVEN, CT – Accesswire – July 30, 2018 - Drone USA, Inc. (OTCQB: DRUS) (“Drone USA” or the “Company”), a service provider and reseller of drones and distributor of products to the U.S. Government, today announced that its subsidiary, Howco Distributing CT (“Howco”), two weeks ago received 146 contracts totaling $1,016,377 from the Army, Navy and the contract Defense Logistics Agency. It is important to note that it includes the $659,000 contract we announced last week.

Michael Bannon, Drone USA’s Chief Executive Officer, commented, “This was a record week or us. For the first time our weekly contract award amount exceeded one million dollars.”

Matt Wiles, Howco’s VP of Business Operations, stated: “. Managing the high volume of government contracts like we do takes a dedicated team and robust processes.  As we partner with more suppliers, I expect to see more weeks like this one in the future.”

About Howco Distributing Co.

Howco Distributing, a subsidiary of Drone USA, Inc., is a premier supplier of spare and replacement parts to a wide variety of Federal Government agencies, U.S. military prime contractors and commercial customers worldwide. Founded in 1990 and located in Vancouver, Washington, Howco's services encompass bid solicitation, contract management, packaging and logistics for construction, transportation, mining and heavy equipment spare and replacement parts to customers worldwide utilizing a wide variety of supply chain solutions.  Howco was the winner of 2017 United States Department of Defense Logistics Agency’s Commander’s Choice Supplier Award and the 2012 United States Department of Defense Logistics Agency’s Bronze Supplier Award.

About Drone USA, Inc.

Drone USA, Inc. (OTCQB: DRUS), headquartered in West Have, CT., is a service provider, manufacturer and reseller of drones and distributor of products to the U.S. Government. Our competitive advantage stems from offering superior service, high quality products and establishing and maintaining life-long customer friendships. Our primary markets are U.S. police, firemen, U.S. industry and the U.S. Government.

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of growth; and assumptions relating to the foregoing. Such forward-looking statements are generally qualified by terms such as: “plans, “anticipates,” “expects,” “believes” or similar words. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. These factors are discussed in greater detail in our Form 10 filed with the U.S. Securities and Exchange Commission.

Contacts:

Michael Bannon

Chief Executive Officer

mike@droneusainc.com

Hayden IR

Investor Relations

(917) 658-7878

hart@haydenir.com